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EXHIBIT 99A3
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SELECTED COMBINED GROUP DATA           U S WEST COMMUNICATIONS GROUP
(UNAUDITED)

Dollars in               Quarter Ended         Nine Months Ended
millions, except         September 30,    %    September 30,    %
per share amounts         1996    1995  Change  1996    1995  Change
------------------------------- ------- ------------- ------- ------
Access lines
 (thousands) (1)<F1>:
 Business                 4,482   4,178   7.3   4,482   4,178   7.3
 Consumer                10,771  10,442   3.2  10,771  10,442   3.2
Total access lines       15,253  14,620   4.3  15,253  14,620   4.3
Normalized access
  lines                  15,369  14,620   5.1  15,369  14,620   5.1
Billed access minutes
 of use (millions):
 Interstate              12,976  12,027   7.9  38,674  35,501   8.9
 Intrastate               2,612   2,404   8.7   7,808   6,988  11.7
Total minutes of use     15,588  14,431   8.0  46,482  42,489   9.4
Employees:
 Communications Grp      50,351  50,849  (1.0) 50,351  50,849  (1.0)
 Telephone operations    47,568  47,868  (0.6) 47,568  47,868  (0.6)
Dividends per
 common share (2)<F2>    $0.535  $0.535    -   $1.605  $1.605    -
Common shares
 outstanding (2)<F2>      479.2   471.7   1.6   479.2   471.7   1.6
Capital expenditures       $662    $730  (9.3) $2,008  $1,923   4.4
EBITDA (3)<F3>           $1,119  $1,055   6.1  $3,324  $3,161   5.2
EBITDA margin              44.5%   44.2%   -     44.4%   44.9%   -
Return on equity (4)<F4>   29.7%   36.2%   -     32.2%   37.2%   -
Debt-to-capital ratio:
 Communications Grp        64.0%  66.0%#   -     64.0%  66.0%#   -
 Telephone
  operations only          61.9%  63.1%#   -     61.9%  63.1%#   -

# As of December 31, 1995.

<F1>
<F2>
<F3>
<F4>
 1: 1995 access lines have been restated to conform to current year presentation.

 2: Effective November 1, 1995, each share of U S WEST, Inc.
common stock was converted into one share each of U S WEST Communi-cations Group common stock and U S WEST Media Group common stock. The common shares outstanding and dividends per common share at September 30, 1995 are presented on a pro forma basis and assumed to be equal to the common shares outstanding for U S WEST, Inc.

 3: Earnings before interest, taxes, depreciation, amortization, and other (EBITDA). EBITDA also excludes gains on asset sales.

 4: Based on income before one time items.

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